Exhibit 10.1

Agreement and Release

This Agreement and Release (“Agreement”) is made by and between James R. Bailey and Virage Logic Corporation (“Virage Logic” or “Company”).

For good and valuable consideration, Mr. Bailey and the Company agree as follows:

1. Separation from Employment. Mr. Bailey acknowledges and agrees that his employment with the Company has ended as of July 10, 2007 (the “Separation Date”).

2. Separation Benefits. Subject to the terms and considerations of this Agreement, the Company agrees to provide him with the following (“Separation Benefits”):

a) Severance Payment. The Company shall provide Mr. Bailey with a severance payment in the amount of $66,461.54, which is equivalent to 18 weeks of Mr. Bailey’s regular pay, less applicable withholding taxes, in a lump sum (“Severance Payment”). Said Severance Payment shall be delivered to Mr. Bailey within fourteen (14) calendar days following the Company’s receipt of this Agreement signed and dated by Mr. Bailey.

b) Continued Benefits. If Mr. Bailey makes a timely and accurate election and is and remains eligible to continue his current group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the applicable premiums for Mr. Bailey and his eligible dependents to provide coverage for the five (5) month period following the month in which the Separation Date occurs.

3. No Other Payments Due. Mr. Bailey acknowledges and agrees that he has received all salary, accrued vacation, bonuses, or other such sums due to him other than the Severance Payment to be provided by Paragraph 2 of this Agreement. Mr. Bailey acknowledges that, he is entitled to receive no additional compensation, wages, stock, options, commissions (with the exception of eligible sales commission through August 31, 2007 ), money, benefits, or bonuses other than those described herein, and that all earned wages and accrued but unused PTO will be paid no later than the last day of employment.

4. Release of Claims by Mr. Bailey. As consideration for the promises and covenants of the Company set forth in this Agreement, Mr. Bailey hereby fully and forever releases and discharges the Company and its parents, subsidiaries, affiliates and related companies, and their respective shareholders, officers, directors, agents, employee benefit plans, representatives, employees, attorneys, predecessors, successors and assigns (“Released Parties”), from all claims and causes of action, whether known or unknown, including but not limited to those arising out of or relating in any way to Mr. Bailey’s employment with the Company, including the termination of his employment, based on any acts or events occurring up until the date of Mr. Bailey’s signature below. Mr. Bailey understands and agrees that this Release is a full and complete waiver of all claims, including, but not limited to, any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as related to severance benefits, the California Fair Employment and Housing Act, California Government Code § 12900 et seq., the California Labor Code, the California Business & Professions Code, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Civil Rights Act of 1991; and any claims under any other federal, state, and local laws and regulations. This Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights).

5. Outstanding Claims. As further consideration and inducement for this Agreement, Mr. Bailey represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties with any court with respect to any matter covered by this Agreement and that, to the extent permitted by law, he will not do so in the future. Mr. Bailey further represents that, with respect to any charge, complaint or claim he has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against the Company or any of the Released Parties, he will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which he may otherwise be entitled in connection with said charge, complaint or claim. Nothing in this Agreement shall limit Mr. Bailey’s right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

6. Civil Code 1542 Waiver. As a further consideration and inducement for this Agreement, Mr. Bailey hereby waives any and all rights under Section 1542 of the California Civil Code or any other similar state, local, or federal law, statute, rule, order or regulation he may have with respect to the Company and any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Mr. Bailey expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

7. Consideration and Revocation Periods. Mr. Bailey understands that the ADEA prohibits employment discrimination based on age. This understanding notwithstanding, Mr. Bailey hereby releases Released Parties from any claims of employment discrimination based on age arising up to and including the date of the signing of this Agreement. Mr. Bailey acknowledges that he has been advised, as required by the Older Workers Benefit Protection Act (“Act”), that:

(a) he has carefully read and fully understands all of the terms of this Agreement,

(b) he knowingly and voluntarily agrees to all of the terms of this Agreement,

(c) he has been advised to consult with an attorney before signing this Agreement,

(d) he has forty-five (45) calendar days after receipt of this Agreement to consider the Agreement and release of claims,

(e) he has seven (7) calendar days after signing this Agreement to revoke it by delivering to Human Resources, within said seven (7) calendar days, a letter stating that he is revoking it, and

(f) this Agreement shall not become enforceable or effective until (7) calendar days following Mr Bailey’s execution of the Agreement (“Effective Date”).

8. No Admission of Liability. By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Mr. Bailey or to any other person arising out of claims heretofore or hereafter asserted by him, and the Company, for itself and all Released Parties, expressly denies any and all such liability.

9. Confidentiality of Terms of Agreement. Mr. Bailey agrees to maintain in confidence the terms of this Agreement and to discuss them only with attorneys, tax advisors, and family members who have a reasonable need to know of such terms, provided he instructs them to maintain confidentiality.

10. Non-Disclosure of Confidential and Proprietary Information. Mr. Bailey agrees that he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Mr. Bailey agrees that, in accordance with this Agreement and any other confidentiality agreements which may exist between him and the Company, he shall not divulge, furnish, or make available to any party any confidential or proprietary information of the Company.

11. Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

12. Choice of Law and Consent to Jurisdiction. The parties agree that California law shall govern the validity, effect, and interpretation of this Agreement.

13. Section Headings. Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

14. Entire Agreement. This Agreement constitutes the complete understanding between Mr. Bailey and the Company and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter, with the exception of any confidentiality, proprietary information, trade secret or invention assignment agreement previously executed by Mr. Bailey, which remains in full force and effect to the extent not inconsistent with this Agreement. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect.

15. Acknowledgement. Mr. Bailey hereby acknowledges that he has read and understands the Agreement and that he signs the Agreement voluntarily, knowingly and with the intention of being legally bound by it.

Dated:
James R. Bailey

Dated:	Virage Logic Corporation

By
Azfar Hasib